Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDICAL CARE TECHNOLOGIES INC. ANNOUNCES DYNAMIC LEADERSHIP
CHANGES IN THE LEAD UP TO THE OPENING OF ITS FIRST CHILDREN’S
HEALTH CENTER IN CHINA

-The right people in the right places…as the Shenzhen center moves closer to becoming
China’s first, private, western-style pediatric health facility

BEIJING, CHINA – October 12, 2012 – Medical Care Technologies Inc. (OTCBB: MDCE), a growing American company providing children’s healthcare services and western healthcare products distribution in China, today announced leadership appointments in support of the proposed children’s clinics operating structure in Shenzhen, China.

Chief Operating Officer Luis Kuo has accepted promotion to the position of President. In his new role, Mr. Kuo will continue to provide strategic direction and operations leadership. Mr. Kuo will direct the Company’s strategic development plansfor the future construction of the children’s clinics and to ensure Medical Care Technologies Inc. meets their stated initiatives for future healthcare for children in China.  He continues to lead the charge to build the first western-style, advanced children’s clinic in China.  Mr. Kuo will assume his responsibilities immediately and, his predecessor, Ning Wu, will step aside from her role as President, and will maintain her role as CEO and will continue to serve on the Board of Directors of the Company.

“We are delighted that Luis has accepted this opportunity”, said Ning Wu, CEO of Medical Care Technologies Inc.  “He has been our point person on operational details in China from the very start.”

Medical Care Technologies Inc. is also pleased to have appointed a new Chief Operations Officer. Welcome to Thomas J. (Joe) Hall II, who brings a wealth of experience in all facets of healthcare administration to Medical Care Technologies Inc.

In his new role as COO, Mr. Hall’s ultimate aim is to first create an efficient clinical model for a children’s health center and then to transform it to a national model by creating a robust health center for pediatrics, with translational medicine capabilities, superlative child-focused medical care, and an innovative new pediatric program that will focus on factors critical to maintaining health and preventing hospitalization.

During a distinguished 20-year career with the United States Air Force, Lt. Col. Hall (Ret.) served as a Medical Service Corps Officer in charge of business operations in several large medical clinics, including a clinic which served 24,000 beneficiaries.  He is an expert at dealing with broad-based treatment facilities geared towards service personnel and their families.  He has administered multi-million dollar budgets successfully. Mr. Hall also served as Executive Director of Hospice and Palliative Care of Northern Colorado Inc., a community-based hospice with inpatient facilities providing services to a community of over 210,000 people.

“I appreciate the confidence of MDCE’s Board in providing me this opportunity! This company has a tremendous potential to provide quality healthcare in pediatrics in China. I find that a gratifying reason to join the MDCE team,” said Joe Hall.

A Fellow of the American College of Healthcare Executives (FACHE), Mr. Hall holds a MBA from the University of Kentucky and a MA from American Military University.

“Mr. Hall knows how to run an efficient healthcare operation from both the frontline and administrative perspectives. In his capacity as COO, he will provide unique insight into the complexity of running a clinic that is committed to striving for the highest quality of care for every child and family,” said CEO Ning Wu

About Medical Care Technologies Inc.
Medical Care Technologies Inc. is traded under the symbol MDCE on the OTCBB and is headquartered in Beijing, China.  MDCE, through joint ventures or Chinese subsidiaries, develops a network of children’s health facilities in the larger urban areas throughout China. Services are geared towards the increasing population of urban Chinese families. Specializing in the care of children between the ages of 3 to 16, MDCE’s role is to enhance the overall well-being of the family and community and to expand its pediatric services to include preventative health and wellness education. MDCE, through its children’s health facilities, will also distribute a diverse range of industry-leading pharmaceutical and nutraceutical product lines. MDCE’s main mission is simple – to become a healthcare service provider leader in children’s health. Information on the Company can be found at www.sec.gov and the Company’s website at www.medicaretechinc.com.

Safe Harbor Statement
All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: MDCE’s products, services, capabilities, performance, opportunities, development and business outlook, guidance on our future financial results and other projections or measures of our future performance; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; and other potential sources of additional revenue. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing MDCE’s products and services, ability to deploy MDCE’s services and products, market acceptance of our products and services; operational difficulties relating to combining acquired companies and businesses; our ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and healthcare and pharmaceutical industries, and our ability to attract and retain qualified personnel. Other risks and uncertainties may include, but are not limited to: lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the global economy, and compliance with federal and state regulatory requirement.  Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.

For Further Information:

Contact: Mr. Peter Verner         Email: p.verner@medicaretechinc.com

Tel: (852) 8122-9660
        Web: www.medicaretechinc.com